Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - John Sahlberg 208 384 6451

For Immediate Release: May 3, 2016

Boise Cascade Company Reports 2016 First Quarter Net Income of
$5.0 Million on Sales of $880.7 Million

BOISE, Idaho - Boise Cascade Company (Boise Cascade or Company) (NYSE: BCC) today reported net income of $5.0 million, or $0.13 per share, on sales of $880.7 million for the first quarter ended March 31, 2016. First quarter results included $3.5 million of pre-tax acquisition related expenses, or a $0.06 per share after-tax impact.

First Quarter 2016 Highlights

	1Q 2016	1Q 2015	% change

	(thousands, except per-share data and percentages)

Consolidated Results
Sales	$880,695	$809,903	9%
Net income	4,950	7,617	(35)%
Net income per common share - diluted	0.13	0.19	(32)%
EBITDA[1]	28,841	31,168	(7)%
Segment Results
Wood Products sales	$303,457	$309,316	(2)%
Wood Products EBITDA[1]	17,519	31,687	(45)%
Building Materials Distribution sales	717,254	622,905	15%
Building Materials Distribution EBITDA[1]	16,608	6,085	173%
Corporate EBITDA[1]	(5,286)	(6,604)	20%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In first quarter 2016, total and single-family U.S. housing starts increased approximately 14% and 22%, respectively, from the same period last year. Total U.S. housing starts from the April 2016 Blue Chip consensus forecast for 2016 and 2017 reflect 1.23 million and 1.35 million, respectively, or expected annual increases of 11% and 10%.

“We completed the previously announced acquisition of the Thorsby and Roxboro engineered lumber facilities on the last day of the quarter. I am pleased to welcome the new employees to Boise Cascade. The acquisition represents a major step forward in supporting the ongoing growth of our EWP customers. We are focused on successfully integrating the new operations into our manufacturing system and distribution networks,"

stated Tom Corrick, CEO. "Our first quarter operating results reflected strong volume growth in our engineered wood product lines. We still face an oversupply situation in our plywood business, but pricing did stabilize during the first quarter. Our distribution business had an outstanding performance in the quarter, posting strong revenue and earnings growth across their product lines. We expect modest growth in residential housing construction for the balance of the year, which should drive additional demand for our products and services."

Wood Products

Sales, including sales to BMD, decreased $5.9 million, or 2%, to $303.5 million for the three months ended March 31, 2016, from $309.3 million for the three months ended March 31, 2015. The decrease in sales was driven primarily by decreases in plywood and lumber sales prices, as well as a decrease in plywood sales volumes. These decreases were offset partially by increases in sales prices and volumes of laminated veneer lumber and I-joists (collectively EWP).

Wood Products EBITDA decreased $14.2 million to $17.5 million for the three months ended March 31, 2016, from $31.7 million for the three months ended March 31, 2015. The decline in EBITDA was due primarily to lower plywood and lumber sales prices, as well as acquisition related expenses of $3.5 million. These decreases were offset partially by improved sales volumes and prices of EWP, as well as lower log costs.

Comparative average net selling prices and sales volume changes for plywood, EWP, and lumber are as follows:

	1Q 2016 vs. 1Q 2015	1Q 2016 vs. 4Q 2015

Average Net Selling Prices
Plywood	(16)%	(3)%
LVL	2%	3%
I-joists	4%	2%
Lumber	(12)%	(1)%
Sales Volumes
Plywood	(8)%	(5)%
LVL	26%	21%
I-joists	23%	8%
Lumber	—%	1%

Building Materials Distribution

Sales increased $94.3 million, or 15%, to $717.3 million for the three months ended March 31, 2016, from $622.9 million for the three months ended March 31, 2015. Compared with the same quarter in the prior year, the overall increase in sales was driven by sales volume increases of 19%, offset partially by a decrease in sales prices of 4%. By product line, commodity sales increased 12%, general line product sales increased 14%, and sales of EWP (substantially all of which are sourced through our Wood Products segment) increased 25%.

BMD EBITDA increased $10.5 million to $16.6 million for the three months ended March 31, 2016, from $6.1 million for the three months ended March 31, 2015. The increase in EBITDA was driven primarily by a higher gross margin of $16.9 million, including an improvement in gross margin percentage of 100 basis points, which was largely driven by upward trending dimension lumber prices in the second half of the quarter and stronger margin contribution within our general line products. These increases were offset partially by increased selling and distribution expenses of $5.9 million.

Corporate and Other

Segment EBITDA was negative $5.3 million for the three months ended March 31, 2016, compared with negative $6.6 million for the three months ended March 31, 2015. The change was due primarily to lower pension expense.

Recent Developments

On March 31, 2016, the Company completed the acquisition of Georgia-Pacific's engineered lumber production facilities located in Thorsby, Alabama, and Roxboro, North Carolina, for an aggregate purchase price of $215.6 million, subject to post-closing adjustments based upon a working capital target. We funded the acquisition and related costs with cash on hand, a new $75.0 million term loan, and a $55.0 million draw under our revolving credit facility.

Balance Sheet

Boise Cascade ended the first quarter with $81.2 million of cash and cash equivalents and $288.9 million of undrawn committed bank line availability, for total available liquidity of $370.1 million. The Company reported $474.4 million of outstanding debt at March 31, 2016.

During first quarter 2016, the Company repurchased 180,100 shares of its common stock for $2.6 million, or an average of $14.62 per share.

Outlook

The Company expects its capital expenditures during 2016 to be $85-$95 million, inclusive of costs associated with the restart of laminated veneer lumber production at the newly acquired Roxboro, North Carolina facility.

As in recent years, we expect to continue to experience modest demand growth for the products we manufacture and distribute in 2016, and we remain optimistic that the overall improvement in demand for our products will continue as household formation rates and residential construction recover to historic trend levels. Future commodity product pricing could be volatile in response to industry operating rates, net import and export activity, inventory levels in our distribution channels, and seasonal demand patterns. We expect to manage our production levels to our sales demand, which will likely result in operating some of our facilities below their capacity until demand further improves.

About Boise Cascade

Boise Cascade Company is one of the largest producers of plywood and engineered wood products in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call on Tuesday, May 3, at 11 a.m. Eastern, at which time we will review the Company's first quarter.

You can join the webcast through our website by going to www.bc.com and clicking on the Event Calendar link under the Investor Relations heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 855-209-5834 (international callers should dial 315-625-6883), participant passcode 95310889, at least 10 minutes before the start of the call.

The archived webcast will be available in the Investor Relations section of our website. A replay of the conference call will be available from Tuesday, May 3, at 2 p.m. Eastern through Tuesday, May 10, at 11 p.m.

Eastern. Replay numbers are 855-859-2056 for U.S. calls and 404-537-3406 for international calls, and the passcode will be 95310889.

Basis of Presentation

We refer to the term EBITDA in this earnings release as a supplemental measure of our performance and liquidity that is not required by or presented in accordance with generally accepted accounting principles in the United States ("GAAP"). We define EBITDA as income before interest (interest expense, interest income, and change in fair value of interest rate swaps), income taxes, and depreciation and amortization.

EBITDA is the primary measure used by our management to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because it is frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, income from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measure of EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This news release contains statements that are "forward looking" within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release.

Boise Cascade Company
Consolidated Statements of Operations
(unaudited, in thousands, except per-share data)

	Three Months Ended
	March 31		December 31, 2015
	2016	2015

Sales	$880,695	$809,903	$876,535

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	769,544	705,039	769,764
Depreciation and amortization	15,238	13,587	14,461
Selling and distribution expenses	68,041	61,880	70,506
General and administrative expenses	16,052	12,008	14,054
Other (income) expense, net	(1,585)	(299)	48
	867,290	792,215	868,833

Income from operations	13,405	17,688	7,702

Foreign currency exchange gain (loss)	198	(107)	(84)
Interest expense	(5,802)	(5,481)	(5,731)
Interest income	149	90	102
Change in fair value of interest rate swaps	(69)	—	—
	(5,524)	(5,498)	(5,713)

Income before income taxes	7,881	12,190	1,989
Income tax (provision) benefit	(2,931)	(4,573)	339
Net income	$4,950	$7,617	$2,328

Weighted average common shares outstanding:
Basic	38,853	39,498	38,845
Diluted	38,880	39,622	38,994

Net income per common share:
Basic	$0.13	$0.19	$0.06
Diluted	$0.13	$0.19	$0.06

Wood Products Segment
Statements of Operations
(unaudited, in thousands, except percentages)

	Three Months Ended
	March 31		December 31, 2015
	2016	2015

Segment sales	$303,457	$309,316	$292,307

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	273,942	268,420	272,447
Depreciation and amortization	11,634	10,791	11,091
Selling and distribution expenses	7,375	6,675	6,757
General and administrative expenses	6,098	2,512	4,183
Other (income) expense, net	(1,477)	22	92
	297,572	288,420	294,570

Segment income (loss)	$5,885	$20,896	$(2,263)

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	90.3%	86.8%	93.2%
Depreciation and amortization	3.8%	3.5%	3.8%
Selling and distribution expenses	2.4%	2.2%	2.3%
General and administrative expenses	2.0%	0.8%	1.4%
Other (income) expense, net	(0.5)%	—%	—%
	98.1%	93.2%	100.8%

Segment income (loss)	1.9%	6.8%	(0.8)%

Building Materials Distribution Segment
Statements of Operations
(unaudited, in thousands, except percentages)

	Three Months Ended
	March 31		December 31, 2015
	2016	2015

Segment sales	$717,254	$622,905	$707,337

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	635,778	558,361	620,762
Depreciation and amortization	3,235	2,739	3,203
Selling and distribution expenses	60,502	54,650	63,729
General and administrative expenses	4,503	3,928	4,590
Other (income) expense, net	(137)	(119)	(92)
	703,881	619,559	692,192

Segment income	$13,373	$3,346	$15,145

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	88.6%	89.6%	87.8%
Depreciation and amortization	0.5%	0.4%	0.5%
Selling and distribution expenses	8.4%	8.8%	9.0%
General and administrative expenses	0.6%	0.6%	0.6%
Other (income) expense, net	—%	—%	—%
	98.1%	99.5%	97.9%

Segment income	1.9%	0.5%	2.1%

Segment Information
(unaudited, in thousands)

	Three Months Ended
	March 31		December 31, 2015
	2016	2015
Segment sales
Wood Products	$303,457	$309,316	$292,307
Building Materials Distribution	717,254	622,905	707,337
Corporate and Other	186	—	—
Intersegment eliminations	(140,202)	(122,318)	(123,109)
	$880,695	$809,903	$876,535

Segment income (loss)
Wood Products	$5,885	$20,896	$(2,263)
Building Materials Distribution	13,373	3,346	15,145
Corporate and Other	(5,655)	(6,661)	(5,264)
	13,603	17,581	7,618

Interest expense	(5,802)	(5,481)	(5,731)
Interest income	149	90	102
Change in fair value of interest rate swaps	(69)	—	—
Income before income taxes	$7,881	$12,190	$1,989

EBITDA (a)
Wood Products	$17,519	$31,687	$8,828
Building Materials Distribution	16,608	6,085	18,348
Corporate and Other	(5,286)	(6,604)	(5,097)
	$28,841	$31,168	$22,079

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(unaudited, in thousands)

	March 31, 2016	December 31, 2015

ASSETS

Current
Cash and cash equivalents	$81,187	$184,496
Receivables
Trade, less allowances of $1,950 and $1,734	278,189	187,138
Related parties	515	1,065
Other	9,035	10,861
Inventories	440,563	384,857
Prepaid expenses and other	9,406	17,153
Total current assets	818,895	785,570

Property and equipment, net	552,782	402,666
Timber deposits	15,907	15,848
Goodwill	56,009	21,823
Intangible assets, net	16,067	10,090
Other assets	11,713	12,609
Total assets	$1,471,373	$1,248,606

Boise Cascade Company
Consolidated Balance Sheets (continued)
(unaudited, in thousands, except per-share data)

	March 31, 2016	December 31, 2015

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$253,030	$159,029
Related parties	1,623	1,442
Accrued liabilities
Compensation and benefits	47,007	54,712
Interest payable	8,156	3,389
Other	35,941	40,078
Total current liabilities	345,757	258,650

Debt
Long-term debt	474,356	344,589

Other
Compensation and benefits	93,678	93,355
Other long-term liabilities	19,259	17,342
	112,937	110,697

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 43,517 and 43,413 shares issued, respectively	435	434
Treasury Stock, 4,767 and 4,587 shares at cost, respectively	(126,343)	(123,711)
Additional paid-in capital	508,923	508,066
Accumulated other comprehensive loss	(92,538)	(93,015)
Retained earnings	247,846	242,896
Total stockholders' equity	538,323	534,670
Total liabilities and stockholders' equity	$1,471,373	$1,248,606

Boise Cascade Company
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended
	March 31
	2016	2015
Cash provided by (used for) operations
Net income	$4,950	$7,617
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	15,665	13,966
Stock-based compensation	1,693	1,205
Pension expense	739	2,082
Deferred income taxes	1,449	408
Change in fair value of interest rate swaps	69	—
Other	(114)	(517)
Decrease (increase) in working capital, net of acquisitions
Receivables	(78,308)	(39,190)
Inventories	(38,366)	(38,006)
Prepaid expenses and other	(2,258)	(1,248)
Accounts payable and accrued liabilities	85,782	41,599
Pension contributions	(2,340)	(12,919)
Income taxes payable	10,732	11,358
Other	1,488	(2,339)
Net cash provided by (used for) operations	1,181	(15,984)

Cash provided by (used for) investment
Expenditures for property and equipment	(15,461)	(12,618)
Acquisitions of businesses and facilities	(215,603)	—
Proceeds from sales of assets and other	144	99
Net cash used for investment	(230,920)	(12,519)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	130,000	—
Treasury stock purchased	(2,632)	—
Financing costs	(493)	—
Tax withholding payments on stock-based awards	(383)	(1,063)
Other	(62)	533
Net cash provided by (used for) financing	126,430	(530)

Net decrease in cash and cash equivalents	(103,309)	(29,033)

Balance at beginning of the period	184,496	163,549

Balance at end of the period	$81,187	$134,516

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company’s 2015 Form 10-K and the Company’s other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.

(a)
EBITDA represents income before interest (interest expense, interest income, and change in fair value of interest rate swaps), income taxes, and depreciation and amortization. The following table reconciles net income to EBITDA for the three months ended March 31, 2016 and 2015, and December 31, 2015:

	Three Months Ended
	March 31		December 31, 2015
	2016	2015

	(unaudited, in thousands)

Net income	$4,950	$7,617	$2,328
Interest expense	5,802	5,481	5,731
Interest income	(149)	(90)	(102)
Change in fair value of interest rate swaps	69	—	—
Income tax provision (benefit)	2,931	4,573	(339)
Depreciation and amortization	15,238	13,587	14,461
EBITDA	$28,841	$31,168	$22,079

The following table reconciles segment income (loss) to EBITDA for the three months ended March 31, 2016 and 2015, and December 31, 2015:

	Three Months Ended
	March 31		December 31, 2015
	2016	2015

	(unaudited, in thousands)
Wood Products
Segment income (loss)	$5,885	$20,896	$(2,263)
Depreciation and amortization	11,634	10,791	11,091
EBITDA	17,519	31,687	8,828

Building Materials Distribution
Segment income	13,373	3,346	15,145
Depreciation and amortization	3,235	2,739	3,203
EBITDA	16,608	6,085	18,348

Corporate and Other
Segment loss	(5,655)	(6,661)	(5,264)
Depreciation and amortization	369	57	167
EBITDA	(5,286)	(6,604)	(5,097)

Total Company EBITDA	$28,841	$31,168	$22,079